UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) January 23, 2006

REMY INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-13683	35-1909253
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2902 Enterprise Drive Anderson, Indiana		46013
(Address of principal executive offices)		(Zip Code)

(765) 778-6499

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 5.02.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On January 23, 2006, Thomas J. Snyder resigned as Chief Executive Officer and as a member of the board of directors of Remy International, Inc. (the “Company”).

(c)	Effective January 23, 2006, the board of directors of the Company approved the appointment of John H. Weber, 49, as Chief Executive Officer and a director of the Company. The board of directors also approved an Employment Agreement (the “Agreement”) between Citicorp Venture Capital Equity Partners, L.P. and Mr. Weber.

Prior to being appointed to these positions with the Company, Mr. Weber served as President, Chief Executive Officer and a member of the Board of Directors of Eagle Picher, Inc from July, 2001 until January, 2005. Prior to joining Eagle Picher, Inc., Mr. Weber served as President of the Industrial Controls and Friction Materials Group for Honeywell International from July 2000 until July 2001, and as President of the Friction Materials Group for Honeywell International from March 1999 until July 2000. Mr. Weber’s previous business experience included serving as Chief Operating Officer of KN Energy Inc. from 1997 to 1998, as well as experience with Vickers Inc., General Electric Company, Baxter Healthcare and McKinsey and Company.

The Agreement is effective as of January 23, 2006 and includes the following material terms:

•	Mr. Weber will receive an annualized base salary of $700,000.

•	Mr. Weber will receive an annual target incentive bonus of $700,000 based upon the attainment of certain performance objectives.

•	Mr. Weber will be eligible to receive a payment (the “Success Payment”) based upon the proceeds received upon a “corporate transaction” (generally, a sale of the equity interests in or assets of the Company, as defined in the Agreement). The Success Payment shall equal an amount (a) up to the first $5,000,000 in proceeds that would otherwise be paid to the equity holders of the Company from all corporate transactions (on an aggregate basis), plus (b) 5% of proceeds that are paid to the equity holders of the Company from all corporate transactions in excess of $5,000,000.

•	Mr. Weber will be eligible to participate in the Company’s benefit programs and will be eligible to participate in the Company’s supplemental executive retirement plan.

•	Mr. Weber will receive a $25,000 relocation payment and all of Mr. Weber’s reasonable moving expenses will be reimbursed by the Company. The Company will also reimburse Mr. Weber for any sales commission paid on the sale of his current home, provided that Mr. Weber is still employed by the Company at the closing of any such sale.

•	Key termination benefits under the agreement are summarized as follows:

•	If Mr. Weber’s employment is terminated by the Company other than for cause or by Mr. Weber for good reason, then Mr. Weber will receive 18 months of base salary plus 150% of Mr. Weber’s most recent incentive bonus, paid in 18 monthly installments. Notwithstanding the foregoing, Mr. Weber will not be entitled to any severance, if he has received or will receive Success Payments which in the aggregate equal or exceed $12,000,000.

•	Additionally, if Mr. Weber’s employment is terminated by the Company other than for cause or if Mr. Weber’s employment is terminated by Mr. Weber for good reason within three months prior to the signing of an agreement to enter into a transaction the consummation of which would result in a “corporate transaction” and such transaction is actually consummated and such transaction would have otherwise resulted in a Success Payment, then notwithstanding the termination, Mr. Weber will receive such Success Payment.

•	If Mr. Weber’s employment is terminated by the Company for cause or by Mr. Weber without good reason, Mr. Weber will receive his accrued and unpaid base salary through the date of termination and any vested and accrued benefits.

The above is a brief summary of the Agreement and does not purport to be complete. A copy of the Agreement with Mr. Weber, dated January 23, 2006, is filed as Exhibit 10.1 to this Current Report on Form 8-K. The content of such Exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Employment Agreement between Citicorp Venture Capital Equity Partners, L.P. and John H. Weber dated January 23, 2006.

99.1	Press Release dated January 23, 2006, announcing the appointment of John H. Weber as Chief Executive Officer of Remy International, Inc. and as a member of the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2006	REMY INTERNATIONAL, INC.

	By:	/S/ Rajesh K. Shah
	Name:	Rajesh K. Shah
	Title:	Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Number	Exhibit
10.1	Employment Agreement between Citicorp Venture Capital Equity Partners, L.P. and John H. Weber dated January 23, 2006.

99.1	Press Release dated January 23, 2006, announcing the appointment of John H. Weber as Chief Executive Officer of Remy International, Inc. and as a member of the Company’s Board of Directors.